Exhibit 23.2
Consent of Independent Auditors

We consent to the incorporation by reference in Post Effective Amendment No. 1 to Form S-1 Registration Statement of International Land Alliance, Inc. (the "Registration Statement") to be filed with the SEC on or about August 6, 2018 of our report dated April 2, 2018, on our audits for the financial statements as of December 31, 2017 and 2016, which report was included in the Annual Report on Form 10-K filed on April 2, 2018, relating to the financial statements of International Land Alliance, Inc., appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference of our firm under the heading "Experts" in such Registration Statement.

/s/ M&K CPAS, PLLC

Houston, Texas
August 6, 2018